Exhibit 99.1

November 25, 2014	Analyst Contact:	Andrew Ziola 918-947-7163
	Media Contact:	Jennifer Rector 918-947-7571

ONE Gas Announces Annual Shareholder Meeting

TULSA, Okla. - Nov. 25, 2014 - ONE Gas, Inc. (NYSE: OGS) announced today that its 2015 Annual Meeting of Shareholders has been scheduled for May 21, 2015.

A shareholder who wishes to nominate a person for election to the board of directors at the 2015 Annual Shareholder Meeting must deliver notice to ONE Gas at its executive office at 15 East Fifth Street, Tulsa, Okla. 74103, no later than the close of business on Friday, Dec. 5, 2014. The notice must comply with and contain the information required by the Securities and Exchange Commission (SEC) rules and the company’s amended and restated by-laws. Shareholders may contact the ONE Gas corporate secretary at the address above for a copy of the by-laws.

Additionally, the deadline for shareholder proposals under Rule 14a-8 of the proxy rules of the SEC is Dec. 5, 2014; however, ONE Gas notes that since the separation from ONEOK, Inc. occurred on Jan. 31, 2014, no ONE Gas shareholder will meet the one-year holding period requirement under Rule 14a-8 at that time, and are not eligible to make a Rule 14a-8 proposal in connection with the 2015 Annual Shareholder Meeting.

The 14a-8 deadline for the 2016 Annual Shareholder Meeting will occur more than one year after the date of the separation from ONEOK, Inc. At that time, eligible shareholders will be entitled to make shareholder proposals in accordance with Rule 14a-8 for the 2016 Annual Shareholder Meeting.

Additional information concerning the 2015 Annual Shareholder Meeting will be included in the ONE Gas 2015 Proxy Statement, which will be filed with the SEC and mailed to ONE Gas shareholders.

ONE Gas, Inc. (NYSE: OGS) is a natural gas distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company, which became ONEOK, Inc. (NYSE: OKE) in 1980. On January 31, 2014, ONE Gas officially separated from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas utility.

ONE Gas trades on the New York Stock Exchange under the symbol “OGS,” and is included in the S&P MidCap 400 Index.

ONE Gas Announces Annual Shareholder Meeting

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. ONE Gas is one of the largest publicly traded, 100 percent regulated, natural gas utilities in the United States.

ONE Gas is headquartered in Tulsa, Okla., and its companies include the largest natural gas distributor in Oklahoma and Kansas, and the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

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